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We consent to the reference to our firm under the caption "Experts" and to the use of our reports on the consolidated financial statements of Blue Cross & Blue Shield United of Wisconsin dated February 11, 2000 (except Note 14, as to which the date is March 28, 2000), in the Registration Statement (Form S-4) of United Wisconsin Services, Inc. for the registration of 31,313,390 shares of United Wisconsin Services, Inc. common stock dated December 22, 2000.



Milwaukee, Wisconsin
December 22, 2000